EXHIBIT 8.1
LIST OF SUBSIDIARIES

The following table lists our subsidiaries and their jurisdiction of incorporation as of June 30, 2014:

Name of the entity	Place of business / country of incorporation
Direct equity interest of IRSA:
Alafox S.A.	Uruguay
Alto Palermo S.A. (APSA)	Argentina
Codalis S.A.	Uruguay
Doneldon S.A.	Uruguay
E-Commerce Latina S.A.	Argentina
Efanur S.A.	Uruguay
Hoteles Argentinos S.A.	Argentina
Inversora Bolívar S.A.	Argentina
Llao Llao Resorts S.A. (1)	Argentina
Nuevas Fronteras S.A.	Argentina
Palermo Invest S.A.	Argentina
Ritelco S.A.	Uruguay
Sedelor S.A.	Uruguay
Solares de Santa María S.A.	Argentina
Tyrus S.A.	Uruguay
Unicity S.A.	Argentina
Interest indirectly held through APSA:
Apsamedia S.A.	Argentina
Arcos del Gourmet S.A.	Argentina
Conil S.A.	Argentina
Emprendimiento Recoleta S.A.	Argentina
Fibesa S.A.	Argentina
Panamerican Mall S.A.	Argentina
Shopping Neuquén S.A.	Argentina
Torodur S.A.	Uruguay
Interest indirectly held through Tyrus S.A.:
Dolphin Fund Ltd (2)	Bermuda
E-Commerce Latina S.A.	Argentina
I Madison LLC	United States
IRSA Development LP	United States
IRSA International LLC	United States
Jiwin S.A.	Uruguay
Liveck S.A.	Uruguay
Real Estate Investment Group LP (“REIG”)	Bermuda
Real Estate Investment Group II LP	Bermuda
Real Estate Investment Group III LP	Bermuda
Real Estate Investment Group IV LP	Bermuda

Real Estate Investment Group V LP	Bermuda
Real Estate Strategies LLC	United States
Interest indirectly held through Efanur S.A.:
Real State Strategies LP	Bermuda

(1)	We have consolidated the investment in Llao Llao Resorts S.A. considering its equity interest and a shareholder agreement that confers it majority of votes in the decision making process.
(2)
We have consolidated our indirect interest in Dolphin Fund Ltd. (DFL) considering its exposure to variable returns coming from its investment in DFL and the nature of the relationship between the Group and the shareholders with right to vote of DFL.